ARTICLES OF AMENDMENT

                                       OF

                          AXP PROGRESSIVE SERIES, INC.

        Pursuant to Section 302A.135 of the Minnesota Business Corporation Act, AXP Progressive Series, Inc., incorporated on April 8, 1986, under the laws of the State of Minnesota, amends its Articles of Incorporation to change the name of the corporation to RiverSource Short-Term Cash Fund, Inc. and the minimum size permitted for a shareholder account.

        New Article I shall be:

                                ARTICLE I - NAME

              The name of this corporation (hereinafter called the
                                  "Fund") is:

                     RIVERSOURCE SHORT-TERM CASH FUND, INC.


        New Article III, Section 7 shall be:

                          ARTICLE III - CAPITALIZATION

Section 7. The Fund may redeem the shares of a shareholder if the amount invested is less than an amount determined by the Board of Directors and set forth in the current Fund prospectus.




        The corporation has no shares of capital stock outstanding, accordingly pursuant to Section 302A.133 the resolution to amend the Articles of Incorporation was approved by the affirmative vote of a majority of the members of the board of directors at a regular meeting held on January 11-12, 2006.

Dated this 10th day of April, 2006.

                                          RiverSource Short-Term Cash Fund, Inc.


                                          By /s/ Leslie L. Ogg
                                           --------------------
                                                 Leslie L. Ogg
                                                 Vice President and Secretary


STATE OF MINNESOTA  )
                      ) ss.
COUNTY OF HENNEPIN  )

         The foregoing instrument was acknowledged before me this 10th day of April, 2006.

                                          By /s/ Diane Kepp
                                           -----------------
                                                 Diane Kepp
                                                 Notary